Exhibit 10.10

Promotion cooperation agreement

Cooperation Agreement with China Adult Education Association, dated February 19, 2014, by and between Wuxi Wangdao and China Adult Education Association.

Party A: China Adult Education Association

Party B: Wuxi Kingway Technology Co., LTD

In view of the work goal of the coordinated development of academic education and non-academic education proposed in the National Medium- and Long-Term Education Reform and Development Plan (2010-2020), vocational education and general education communicate with each other, and pre-service education and post-secondary education are effectively linked. The participation rate in continuing education has increased substantially."; to promote the comprehensive improvement of comprehensive quality and professional ability of adult students; to promote the solution in "difficulty of students' promotion of quality education; the ability of students to adapt to society and employment and entrepreneurship is not strong; innovative, practical and compound talents Shortages and other problems”.

Party A makes full use of information transmission means to promote digital learning in urban and rural communities, create an online learning environment for everyone to learn, learn from time to time, and learn everywhere. It establishes communication and collaboration mechanism and service platform for urban and rural communities, colleges and universities, providers of web services and web learning resources who develop network learning.

Party B has obtained the bidding of assistant learning websites of training institutions designated by Party A in implementing the project of national urban and rural community digital collaboration network nationwide.

Both Party A and Party B have reached a cooperation on the promotion of the project, as follows:

Article 1 Cooperation content

Party A makes full use of information transmission means to promote digital learning in urban and rural communities, create an online learning environment for everyone to learn, learn from time to time, and learn everywhere. It establishes communication and collaboration mechanism and service platform for urban and rural communities, colleges and universities, providers of web services and web learning resources who develop network learning. Party A makes use of its advantages to promote the operation of Party B's auxiliary learning website.

Article 2 Duties of both parties

1. Party A's duties

1.1 National Community Education Demonstration Zone and Experimental Zone, National Community Digital Learning Pioneer Zone and National Urban and Rural Community Digital Learning Experiment (Demonstration) Base and all levels and institutions for community education and lifelong learning online services can rely on Chinese adults The Education Association Network, the National Union of Urban and Rural Community Digital Learning and Collaboration Alliance, and the thousands of vocational colleges have exchange exhibitions. Use the “platform” to learn about administrative regulations and industry information, participate in a variety of related research, events, conferences and training, and collaborate online to discuss community education and lifelong learning projects. Realize online and real-time communication and communication between units, and jointly promote the networked and collaborative process of community education and lifelong education. Regions and organizations that do not have digital online learning conditions may designate a person to work as a liaison to network collaboration.

1.2 Use the online platform to learn the government project and capital operation of research and digital learning related projects. Non-state-owned capital is welcome to participate in collaboration to promote the sustainable development of community digital learning projects in a diversified and market-oriented manner. Collaborative units become demand providers and demanders to communicate and collaborate with each other.

1.3 Co-construction and sharing of learning resources: Courseware resources with legitimate copyright will be shared free of charge or fee with other collaborating units through Party B platform in selected user areas; collaborating units can also supply online resources to complete customization, application and promotion of personalized learning methods and resources. Collaborative units shall jointly assume the obligation to safeguard intellectual property rights.

1.4 Help collaborative members to conduct project release and project promotion online in real time.

1.5 Talent Cultivation: The China Adult Education Association and the Education Management Information Center of the Ministry of Education provide people-oriented and personalized learning outcomes inquiry services for the learning outcomes (including academic qualifications, non-degree and practical ability) of community education or lifelong education network training learners.

2. Party B's duties

2.1 Party B will provide high-quality digital learning products and resources, design and develop online learning management model and promote advanced technology in accordance with the needs of community education, adult education and lifelong education. Both parties can contact purchase or negotiate business online, so that both supply and demand can expand business channels and expand cooperation areas with low cost and high efficiency.

2.2 Party B makes full use of information transmission means to promote digital learning in urban and rural communities, create an online learning environment for everyone to learn, learn from time to time, and learn everywhere. It establishes communication and collaboration mechanism and service platform for urban and rural communities, colleges and universities, providers of web services and web learning resources who develop network learning. It gradually realizes the virtuous circle of "learning - Practice - Entrepreneurship - success" of talent growth. It provides services for college students' career selection, entrepreneurship and the construction of grass-roots talents.

2.3 Party B's IDC data center is used by the national community education demonstration area and experimental area, the national community digital learning Pioneer Area and the national urban and rural community digital learning experiment (demonstration) base, as well as all levels and all kinds of colleges and universities that provide online service for community education and lifelong learning, to form a digital learning community solution.

Article 3 Promotion expenses and payment

1. Party B will remit the promotion fee to Party A's account in the form of bank transfer:

Account Name: China Adult Education Association Training Center

Account number: 02002550914413424

Bank: Beijing Industrial and Commercial Bank College Road Branch

2. Payment method:

During the contract period, Party B shall pay 5% of its income to Party A as a promotion fee.

Article 4 Validity and Cancellation of the Contract

1. This Agreement shall become effective on the date of signature and seal by both parties and shall be valid for 5 years. After the expiration of the validity period, if the two parties have no objection, this agreement can be automatically extended, each time [5] years.

2. If either party fails to fulfill its obligation of cooperation during the period of cooperation, which constitutes a fundamental breach of contract, the other party has the right to terminate this agreement unilaterally at any time, and to investigate the legal liability of the breaching party. The breaching party shall bear the relevant losses caused by the breach of contract to both parties.

Article 5 Dispute Resolution

In the process of fulfilling this agreement, if there is a dispute, the two parties shall negotiate and resolve in accordance with the principle of mutual understanding and mutual accommodation. If the negotiation fails, either party may apply to the Beijing Branch of the China International Economic and Trade Arbitration Commission for arbitration.

Article 6 Others

1. This Agreement consists of five pages in two copies, each of which retains one copy and has the same legal effect.

2. Matters not covered in this Agreement, the parties agree to agree and sign a written supplemental agreement as an annex to this Agreement.

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[There is no text on this page, it is the signature page of «Promotion Cooperation Agreement»

Party A: China Adult Education Association (seal)

/s/Chen Daming

Party B: Wuxi Kingway Technology Co., LTD (seal)

/s/Hua Lugang

Date: February 19, 2014